UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2021

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9405 SW Gemini Drive, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 Par Value Per Share	DMRC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 22, 2021, the Board of Directors (the “Board”) of Digimarc Corporation (the “Company”) approved and elected the following individual to serve in an open seat until the next annual meeting of shareholders. The Board also nominated her for election by the Company’s shareholders at the next annual meeting.

•	Sheela Zemlin

As a non-employee director of the Company, Ms. Zemlin will be compensated according to the Company’s non-employee director compensation practices, which are described under the heading “Director Compensation” in the Company’s proxy statement for its 2020 annual meeting of shareholders, which was filed with the U.S. Securities and Exchange Commission on March 30, 2020. This compensation consists of an annual retainer for service on the Board of Directors in the amount of $50,000, which is paid in arrears in quarterly installments of $12,500. Additionally, upon election, Ms. Zemlin was granted shares of restricted common stock of the Company having an aggregate value of approximately $200,000. These shares vest over the three-year period commencing on the date of grant, with 1/3 of the shares vesting on each of the first three anniversaries of the date of grant. In addition, the Company has entered into an indemnification agreement and a confidentiality agreement with Ms. Zemlin in the same form as previously entered into by the Company with its other non-employee directors.

Ms. Zemlin is a partner at PwC leading the firm’s go-to-market (GTM) strategy for the Fintech practice and has also served as the Chief Revenue Officer (CRO) for PwC New Ventures. Her responsibilities at PwC have included startup selection and investments, leadership of all revenue and customer functions across the portfolio, as well as broader board-level oversight for the ventures which span Fintech, Martech, AI and Cyber. Ms. Zemlin is an established tech industry voice, speaking on topics such as customer success, high-velocity sales, the future of Fintech and advancing diversity and inclusion. Her background prior to PwC includes senior leadership positions at several high-growth software companies, including Bill.com (NYSE: BILL) and Taleo (acquired by Oracle). In her various roles, Ms. Zemlin helped deliver strong revenue and customer growth in businesses ranging from $25 million to over $350 million in annual sales serving the small business, enterprise and government segments. Ms. Zemlin’s expertise includes sales, marketing, customer success, ecosystem development, GTM operations and corporate strategic planning. She has repeatedly built and led large, global, cross-functional and high-performance teams that have produced sustainable growth, healthy margins and significant customer value. She holds an MBA from Harvard Business School and has served as the President and board member at the Harvard Club of San Francisco.

Item 7.01. Regulation FD Disclosure.

On February 23, 2021, the Company issued a press release announcing the election of Ms. Zemlin as a director of the Company. The press release is attached to this report as Exhibit 99.1.

Item 8.01. Other Events.

On February 22, 2021, the Company’s Board of Directors voted to appoint Riley McCormack as the Company’s new Lead Director, effective immediately. The Company issued a press release announcing the appointment of Mr. McCormack, which is attached hereto as Exhibit 99.2.

Mr. McCormack succeeds James Richardson, who served as the leader of the Board’s independent directors for nearly 18 years. Mr. Richardson will continue to serve as a director of the Company and a member of the Board’s Audit Committee.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company, dated February 23, 2021.
99.2	Press Release issued by the Company, dated February 23, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    February 23, 2021

By:	/s/ Robert P. Chamness
Robert P. Chamness
Executive Vice President, Chief Legal Officer and Secretary